Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Fiscal 2009 Third Quarter & Nine Month Results; Net Revenues Up Slightly, Free Cash Flow Increases 16%

Irvington, NY, February 5, 2009—Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company with a diversified portfolio of well-known brands in over-the-counter healthcare products, household products and personal care products, today announced results for the third fiscal quarter and nine months of it’s 2009 fiscal year ended December 31, 2008.

Third Quarter Results
Net revenues for the third fiscal quarter ended December 31, 2008 were $80.3 million, slightly ahead of last year’s comparable period net revenues of $80.2 million.

Operating income of $20.0 million for the third fiscal quarter was $2.9 million or 12.9% below last year’s third quarter operating income of $22.9 million.  Although the quarter’s gross profit increased by $1.1 million, the increase was offset by increased advertising and promotion (A&P) and general and administrative expenses (G&A) of $1.8 million and $2.1 million, respectively. The gross profit increase was the result of a favorable sales mix and a reduction in obsolescence expenses. The A&P increase was driven by introductory advertising support for two new allergen block products, Chloraseptic® Allergen Block and Little Allergies® Allergen Block.  G&A increased primarily due to stock-based compensation expenses in the current year, compared to a credit in the prior year quarter, resulting from the reversal of expenses associated with certain stock-based incentive compensation that did not vest because performance targets were not met.

Net income for the third quarter ended December 31, 2008 was $8.0 million or $0.16 per diluted share, 5% below the comparable period’s net income of $8.4 million or $0.17 per diluted share. The decrease in operating income was partially offset by a reduction in interest expense due to lower debt outstanding and lower interest rates.

Commenting on the results of the quarter, Mark Pettie, Chairman and CEO said, “This was a challenging quarter for us in the face of a sharply deteriorating economic climate, highlighted by eroding retailer and consumer sentiment. A bright spot continues to be our free cash flow, which increased meaningfully in the third quarter, helping to enhance our liquidity position. Going forward we remain very cautious.  While we are still confident in our long-term revenue projection of 2-4%, given the current macroeconomic environment and our year-to-date results, we do not anticipate achieving this growth rate in fiscal year 2009.”

Results by Segment

Over-The-Counter (OTC) Healthcare Products
Net revenues for the OTC segment in the fiscal third quarter were $47.6 million, or 6% greater than the prior year comparable quarter. The increase resulted from sales of the new Chloraseptic® Allergen Block and Little Allergies® Allergen Block products, and sales increases in the Chloraseptic® and Little Remedies® base brands, New Skin® and Dermoplast®. Those gains were partially offset by declines in sales in the Clear Eyes®, Murine®, Compound W® and Wartner® brands.

Household Products
Net revenues for the household products segment in the third fiscal quarter were $28.1 million, 6% lower than the prior year comparable quarter. This resulted primarily from sales declines in the Spic and Span® and Chore Boy® brands.

Personal Care Products
The smallest segment of the Company’s business registered net revenues of $4.5 million for the third fiscal quarter, 10.2% below last year’s third quarter results of $5.1 million. Sales increases in the Cutex® brand were offset by declines in the Denorex® and Prell® shampoo brands.

Free Cash Flow and Debt Repayment
Free cash flow is a “non-GAAP financial measure” as that term is defined by the Securities and Exchange Commission in Regulation G. We view “free cash flow” as an important measure because it is an indicator of cash available for debt repayment and to fund acquisitions.  We define “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the third quarter was $16.4 million, an increase of 16% over the prior year comparable quarter. Free cash flow is composed of operating cash flow of $16.7 million less capital expenditures of $286,000. This compares to the prior year comparable quarter’s free cash flow of $14.1 million comprised of operating cash flow of $14.3 million less capital expenditures of $174,000. The free cash flow generated in the quarter enabled the Company to continue to build its cash position to

$27.9 million at December 31, 2008 compared to $12.8 million at September 30, 2008. The Company previously announced its intention to enhance its liquidity position by building its cash reserves to approximately $30 million, and then to resume repayment of debt. Total indebtedness was reduced to $384.3 million at December 31, 2008.

Year-To-Date Results

For the nine months period ended December 31, 2008, total revenues were $241.9 million, 1.7% lower than the prior period comparable results of $246.2 million. Operating income of $61.7 million was 7.4% below the prior year comparable period results of $66.6 million, largely as a result of increased advertising and promotion expenses and increased general and administrative expenses.  Net income for the nine month period ended December 31, 2008 was $24.3 million, 3.2% higher than the comparable period’s results of $23.6 million as lower interest expenses offset the operating income decline.

Conference Call
The Company will host a conference call to review its third quarter fiscal 2009 results on Thursday, February 5, 2009 at 8:30 am (EST). The toll free dial in number is 800-638-4817. International callers may dial 617-614-3943. The conference password is “prestige”. We will have a live internet webcast of the call, as well as an archived replay, which can be accessed from the Investor Relations page of www.prestigebrandsinc.com. The archived replay will be available for two weeks following completion of the call. The dial in numbers are 888-286-8010 (domestic) and 617-801-6888 (international). The pass code for the replay is 10641677.

About Prestige Brands Holdings, Inc.

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter products, personal care and household products sold throughout the U.S., Canada and certain international markets. Key brands include Compound W(R) wart remover, Chloraseptic(R) sore throat and allergy treatment, New-Skin(R) liquid bandage, Clear eyes(R) and Murine(R) eye and ear care products, Little Remedies(R) pediatric over-the-counter products, Cutex(R) nail polish remover, Comet(R) and Spic and Span(R) household products, and other well-known brands.

Forward Looking Statements

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the economic outlook for the Company and the demand for its products, and future cash flows from operations. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal

914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31
(In thousands, except per share data)	2008	2007	2008	2007
Revenues
Net sales	$79,657	$79,644	$239,942	$244,525
Other revenues	621	578	1,921	1,645
Total revenues	80,278	80,222	241,863	246,170

Cost of Sales
Costs of sales	37,817	38,783	113,881	118,875
Gross profit	42,461	41,439	127,982	127,295

Operating Expenses
Advertising and promotion	11,428	9,572	32,385	28,375
General and administrative	8,311	6,209	25,647	24,039
Depreciation and amortization	2,760	2,753	8,273	8,260
Total operating expenses	22,499	18,534	66,305	60,674

Operating income	19,962	22,905	61,677	66,621

Other (income) expense
Interest income	(14)	(164)	(143)	(524)
Interest expense	7,065	9,490	22,656	29,132
Total other (income) expense	7,051	9,326	22,513	28,608

Income before income taxes	12,911	13,579	39,164	38,013

Provision for income taxes	4,893	5,160	14,843	14,445
Net income	$8,018	$8,419	$24,321	$23,568

Basic earnings per share	$0.16	$0.17	$0.49	$0.47

Diluted earnings per share	$0.16	$0.17	$0.49	$0.47

Weighted average shares outstanding: Basic	49,960	49,799	49,921	49,744
Diluted	50,040	50,035	50,038	50,040

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)
Assets	December 31, 2008	March 31, 2008
Current assets
Cash and cash equivalents	$27,934	$6,078
Accounts receivable	34,631	44,219
Inventories	28,751	29,696
Deferred income tax assets	3,515	3,066
Prepaid expenses and other current assets	2,843	2,316
Total current assets	97,674	85,375

Property and equipment	1,437	1,433
Goodwill	309,879	308,915
Intangible assets	638,803	646,683
Other long-term assets	5,139	6,750

Total Assets	$1,052,932	$1,049,156

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,393	$20,539
Accrued interest payable	2,455	5,772
Other accrued liabilities	13,207	8,030
Current portion of long-term debt	3,550	3,550
Total current liabilities	37,605	37,891

Long-term debt	380,788	407,675
Other long-term liabilities	--	2,377
Deferred income tax liabilities	129,575	122,140

Total Liabilities	547,968	570,083

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized – 5,000 shares
Issued and outstanding – None	--	--
Common stock - $0.01 par value
Authorized – 250,000 shares
Issued – 50,060 shares	501	501
Additional paid-in capital	382,612	380,364
Treasury stock, at cost – 124 shares and 59 shares at December 31 and March 31, 2008, respectively	(63)	(47)
Accumulated other comprehensive income (loss)	(1,661)	(999)
Retained earnings	123,575	99,254
Total stockholders’ equity	504,964	479,073

Total Liabilities and Stockholders’ Equity	$1,052,932	$1,049,156

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31
(In thousands)	2008	2007
Operating Activities
Net income	$24,321	$23,568
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,273	8,260
Deferred income taxes	7,393	7,366
Amortization of deferred financing costs	1,696	2,283
Stock-based compensation	2,248	758
Changes in operating assets and liabilities
Accounts receivable	9,588	(3,810)
Inventories	945	(486)
Prepaid expenses and other current assets	(527)	(66)
Accounts payable	(2,450)	(795)
Accrued liabilities	1,860	(1,772)
Net cash provided by operating activities	53,347	35,306

Investing Activities
Purchases of equipment	(397)	(364)
Business acquisition purchase price adjustments	(4,191)	(16)
Net cash used for investing activities	(4,588)	(380)

Financing Activities
Repayment of long-term debt	(26,887)	(37,125)
Purchase of common stock for treasury	(16)	(5)
Net cash used for financing activities	(26,903)	(37,130)

Increase (Decrease) in cash	21,856	(2,204)
Cash - beginning of period	6,078	13,758

Cash - end of period	$27,934	$11,554

Interest paid	$24,276	$29,828
Income taxes paid	$7,251	$6,911

Prestige Brands Holdings, Inc.
Consolidating Statements of Operations
(Unaudited)

	Three Months Ended December 31, 2008
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$47,526	$27,586	$4,545	$79,657
Other revenues	69	552	--	621

Total revenues	47,595	28,138	4,545	80,278
Cost of sales	16,892	18,253	2,672	37,817

Gross profit	30,703	9,885	1,873	42,461
Advertising and promotion	9,459	1,794	175	11,428

Contribution margin	$21,244	$8,091	$1,698	31,033
Other operating expenses				11,071

Operating income				19,962
Other (income) expense				7,051
Provision for income taxes				4,893

Net income				$8,018

	Nine Months Ended December 31, 2008
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$137,090	$87,472	$15,380	$239,942
Other revenues	93	1,828	--	1,921

Total revenues	137,183	89,300	15,380	241,863
Cost of sales	47,667	57,113	9,101	113,881

Gross profit	89,516	32,187	6,279	127,982
Advertising and promotion	25,150	6,595	640	32,385

Contribution margin	$64,366	$25,592	$5,639	95,597
Other operating expenses				33,920

Operating income				61,677
Other (income) expense				22,513
Provision for income taxes				14,843

Net income				$24,321

Prestige Brands Holdings, Inc.
Consolidating Statements of Operations
(Unaudited)

	Three Months Ended December 31, 2007
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$45,015	$29,568	$5,061	$79,644
Other revenues	51	527	--	578

Total revenues	45,066	30,095	5,061	80,222
Cost of sales	16,994	18,332	3,457	38,783

Gross profit	28,072	11,763	1,604	41,439
Advertising and promotion	7,045	2,271	256	9,572

Contribution margin	$21,027	$9,492	$1,348	31,867
Other operating expenses				8,962

Operating income				22,905
Other (income) expense				9,326
Provision for income taxes				5,160

Net income				$8,419

	Nine Months Ended December 31, 2007
	Over-the- Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$137,444	$89,838	$17,243	$244,525
Other revenues	51	1,566	28	1,645

Total revenues	137,495	91,404	17,271	246,170
Cost of sales	52,068	56,312	10,495	118,875

Gross profit	85,427	35,092	6,776	127,295
Advertising and promotion	21,080	6,474	821	28,375

Contribution margin	$64,347	$28,618	$5,955	98,920
Other operating expenses				32,299

Operating income				66,621
Other (income) expense				28,608
Provision for income taxes				14,445

Net income				$23,568